DATED               18th  June                2010

(1)	LAKSHMI NIWAS MITTAL AND USHA MITTAL

(2)	HSBC TRUSTEE (C.I.) LIMITED

THE PLATINUM SETTLEMENT

CONTENTS

Clause Page

1.	Definitions and interpretation	1

2.	Power to add beneficiaries	3

3.	Power to exclude	4

4.	Excluded Persons	4

5.	Power to shorten the Trust Period	4

6.	Power of appointment	4

7.	Powers in relation to Income	6

8.	Power to apply capital	6

9.	Default trusts	6

10.	Mandatory tender offer restrictions	6

11.	Disregard of interests	7

12.	Trustees' discretion	7

13.	Additional powers and immunities	7

14.	Limit on exercise of powers	8

15.	Appointment of trustees	9

16.	Retirement or removal of trustees	9

17.	Trustees' exoneration	9

18.	Trustees' remuneration	9

19.	Governing law and place of administration	10

20.	Power to vary	10

21.	Protector	10

22.	Preliminary expenses	11

23.	No contest	11

24.	Irrevocability	13

THIS SETTLEMENT is made on  18th June 2010

BETWEEN

(1)	LAKSHMI NIWAS MITTAL and USHA MITTAL both of 18/19 Kensington Palace Gardens, London, W8 4QQ ("the Settlors")

(2)	HSBC TRUSTEE (C.I.) LIMITED of P O Box 88, 1 Grenville Street, St Helier, Jersey, JE4 9PF, Channel Islands ("the Original Trustees")

RECITALS

(A)
The  Settlors have transferred or delivered to the Original Trustees or otherwise placed under their control the property specified in Schedule 1 and the Original Trustees hereby declare that they hold such property on the trusts more particularly described below

(B)	It is intended that this settlement shall be irrevocable

THIS DEED WITNESSES as follows

1.	DEFINITIONS AND INTERPRETATION

1.1	This settlement shall be known as the Platinum Settlement or by such name as the Trustees may from time to time decide

1.2	In this deed the following words and expressions shall where the context permits have the following meanings

	"the Beneficiaries"	(a) the Settlors (b) Aditya Mittal (c) Vanisha Mittal Bhatia (d) such other objects or persons as are added under the power to do so contained in Clause 2 below
"charity"
any trust foundation body corporate or unincorporated association society or other organisation established for charitable purposes only under the laws of the Island of Jersey and (if different) the governing law of this settlement from time to time and charitable purposes shall be defined accordingly

"deed"	any instrument in writing

"Excluded Person"	means a person or object excluded from benefit under Clauses 3 or 23 of this settlement

"incapacitated"
a person shall be deemed to be incapacitated if the Trustees receive a certificate signed by two United Kingdom qualified examining physicians of at least 10 years' standing (and if available and still practising at least one of whom has previously attended that person during such time as that person is not incapacitated) stating that such person is unable to act prudently or effectively because of accident physical or mental deterioration or other similar cause and such incapacity shall be deemed to continue unless and until the Trustees receive a certificate to the contrary signed by two United Kingdom qualified physicians of at least 10 years' standing (and if available and still practising at least one of whom has previously attended that person during such time as that person is not incapacitated) and "incapacity" shall be construed accordingly.

"Mandatory Tender Offer"
means in respect of or over any shares or securities of any company or body corporate (wherever incorporated) or any interest in any such share or security comprised (directly or indirectly) in the Trust Fund any requirement or obligation on any one or more of the Settlors and/or the Beneficiaries for the time being and/or the Trustees and/or any company or body corporate (wherever incorporated) controlled by the Trustee and/or any person acting in concert with him her or them under any applicable regulation law or the rules or regulations of any competent regulatory body or authority (in case of each, or in any jurisdiction) to make or extend an offer to acquire (whether by way of tender or otherwise) any or all of the shares or securities of such company or body corporate or instruments related to such shares or securities not held by the Trustees (directly or indirectly) or in which the Trustees do not have any interest

"Mr Mittal"	Lakshmi Niwas Mittal

"Mrs Mittal"	Usha Mittal

"the Protector"	the person for the time being constituted as the Protector of this settlement pursuant to Clause 21 below

"the Trustees"	the Original Trustees or the trustees or trustee hereof for the time being

"the Trust Fund"
(a) the property specified in Schedule 1 hereto

(b) all other property paid or transferred to and accepted as additions to the Trust Fund including but not limited to accumulations of income

(c) all property from time to time representing the property referred to in paragraphs (a) and (b) of this definition

"the Trust Period"	the period starting at the date of this deed and ending on the earlier of

(a)
the last day of the period starting with the date of this deed and being the maximum period permitted under the governing law of this settlement from time to time which shall be the perpetuity period applicable to this settlement and

(b)	such date (if any) as the Trustees may at their discretion appoint under the power conferred on them by Clause 5 below

1.3	In this deed

1.3.1	references to any statutory provision shall include any statutory modification to or re-enactment of such provision

1.3.2
references to the children and remoter issue of any person shall only include his legitimate children and remoter issue whether legitimate or legitimated or adopted provided such adoption was completed before the adoptee attained the age of 18 years but shall exclude any illegitimate person and his remoter issue

1.3.3	references to person includes any individual body corporate or unincorporated partnership trustee or body of persons of whatever kind wherever incorporated or resident

1.3.4	references to property includes real personal moveable and immovable property and rights and interests of any kind

1.3.5	the singular includes the plural and vice versa and

1.3.6	the masculine includes the neuter and vice versa and each includes the feminine

2.	POWER TO ADD BENEFICIARIES

2.1	The Trustees may at any time or times during the Trust Period add to the Beneficiaries such children and remoter issue of the whole blood of the Settlors as the Trustees shall determine

2.2	Any such addition shall be made by deed

2.2.1	naming or describing the objects or persons or classes of objects or persons to be added

2.2.2
specifying the date or contingency upon which such addition shall take effect provided that such date or contingency may not be earlier than the date of the execution of such deed nor later than the end of the Trust Period and

2.2.3	specifying whether such addition is revocable during the Trust Period or irrevocable

2.3	The power contained in this Clause shall not be exercised so as to add to the Beneficiaries

2.3.1	any object or person whilst that object or person is an Excluded Person

2.3.2	any object or person if such addition would trigger a Mandatory Tender Offer in respect of any assets comprised in the Trust Fund pursuant to Clause 10 below

3.	POWER TO EXCLUDE

3.1
The Trustees may at any time or times during the Trust Period with the prior or simultaneous written consent of the Protector declare that the objects or persons or classes of objects or persons named or specified in such declaration (whether or not ascertained) who are or would be or might become Beneficiaries or otherwise be able to benefit under this settlement shall be:

3.1.1	wholly or partially (and if partially the precise extent to which he is) excluded from future benefit under this settlement and

3.1.2	specifying whether such exclusion is revocable during the Trust Period or irrevocable

3.2	Any such declaration of exclusion shall be made by deed

3.2.1	naming or describing the objects or persons or classes of objects or persons to be excluded from benefit under this settlement

3.2.2
specifying the date or contingency upon which such exclusion shall take effect provided that such date or contingency may not be earlier than the date of the execution of such deed nor later than the end of the Trust Period

3.3	The exercise of the power to exclude shall not be capable of defeating any interest to which any object or person may already have become indefeasibly entitled under this settlement

3.4	The following persons shall be Excluded Persons:

3.4.1	The objects or persons or classes of objects or persons excluded under this Clause

3.4.2	The objects or persons or classes of objects or persons excluded under Clause 23 of this settlement

3.4.3	The spouses and co-habitees of the children of the Settlors and the spouses and co-habitees of their remoter issue

4.	EXCLUDED PERSONS

4.1
No discretion or power conferred by or arising under this settlement or the general law shall be exercisable and no provision of this settlement shall operate directly or indirectly so as to allow any part of the Trust Fund or its income to be or become in any way payable to or applicable for the benefit of any object or person whilst that object or person is an Excluded Person (and such benefit to them includes by contract or otherwise) and the Trust Fund and its income shall be possessed and enjoyed to the entire exclusion of any object or person whilst that object or person is an Excluded Person (save that this Clause 4.1 shall not preclude a Beneficiary from benefiting where the Excluded Person is a relative or co-habitee who benefits incidentally)

4.2
The provisions of Clause 4.1 above shall not preclude any Excluded Person from exercising any statutory right to claim reimbursement from the Trustees for any income tax capital gains tax or taxes of any kind or other fiscal imposition paid by that person in respect of income arising to the Trustees or capital gains realised or deemed or treated as realised by them

5.	POWER TO SHORTEN THE TRUST PERIOD

The Trustees may with the prior or simultaneous written consent of the Protector declare by deed that the Trust Period shall end on the date specified in that deed (being a date neither earlier than the deed nor later than the date on which the Trust Period would have ended but for the deed)

6.	POWER OF APPOINTMENT

6.1
The Trustees may at any time or times during the Trust Period with the prior or simultaneous written consent of the Protector appoint that they shall hold the Trust Fund and its income upon such trusts for the benefit of all or any one or more of the Beneficiaries if more than one in such shares and on such terms as the Trustees think fit and any such appointment may include any provisions, which may include protective or discretionary trusts dispositive powers (provided dispositions are for the benefit of one or more of the Beneficiaries at the time of the appointment and provided that such dispositions cannot benefit any person or object other than one of the Beneficiaries and persons who can be added to the Beneficiaries pursuant to Clause 2 of this deed) or administrative powers and may permit delegation of the same to any degree whether exercisable by the Trustees or by any other person

6.2	Any such appointment shall be made by deed and may be revocable during the Trust Period or irrevocable

6.3
Subject to any prior appointment made by the Trustees pursuant to Clause 6.1 Mr Mittal may at any time or times during the Trust Period by deed (revocably or irrevocably) or in his last will and testament appoint that the Trustees shall hold the Trust Fund and its income upon such trusts for the benefit of all or any one or more of the Beneficiaries  if more than one in such shares and on such terms as Mr Mittal thinks fit (but subject to the Trust Period and Clause 10 hereof and subject to the proviso that any such appointment shall not limit whatsoever the exoneration of liability provisions afforded to the Trustees in this Settlement deed without the prior written agreement of the Trustees) and any such appointment may include any provisions (which may include protective or discretionary trusts dispositive powers (provided dispositions are for the benefit of one or more of the Beneficiaries at the time of the appointment and provided that such dispositions cannot benefit any person or object other than one of the Beneficiaries and persons who can be added to the Beneficiaries pursuant to Clause 2 of this deed) or administrative powers and may permit delegation of the same to any degree) whether exercisable by the Trustees or by any other person, provided that no such power of appointment shall be exercised by Mr Mittal in any way which results in the appointment of all or any part of the Trust Fund to himself or his estate

6.4
Any appointment made by Mr Mittal by deed pursuant to Clause 6.3 shall take effect from the date or event specified in the deed of appointment but such date or event shall not be prior to the delivery of a copy of such deed to the Trustees

6.5
Any appointment made by Mr Mittal by his last will and testament pursuant to Clause 6.3 shall take effect from the date or event specified in Mr Mittal's last will and testament but such date or event shall not be prior to Mr Mittal's death and shall be conditional upon the delivery of a proved copy of Mr Mittal's last will and testament to the Trustees

6.6
In the event of any conflict between an appointment by Mr Mittal by deed pursuant to Clause 6.3 and an appointment by Mr Mittal's last will and testament pursuant to Clause 6.3 the appointment by deed pursuant to Clause 6.3 shall override the appointment under Mr Mittal's last will and testament pursuant to Clause 6.3

6.7	Mr Mittal may by deed at any time or times during his lifetime and capacity extinguish release or restrict in any manner whatever the power conferred upon him by Clause 6.3 above

7.	POWERS IN RELATION TO INCOME

7.1
The Trustees may at any time or times during the Trust Period pay or apply part or all of the income of the Trust Fund to or for the benefit of such one or more of the Beneficiaries for the time being in existence in such shares and in such manner generally as the Trustees think fit

7.2
Subject to any applicable rules relating to perpetuities or remoteness or excessive accumulation of income and subject to Clause 7.1 above the Trustees shall accumulate the income of the Trust Fund and may retain the accumulations in an accumulated income fund or add the accumulations to the capital of the Trust Fund (and any sums held in the accumulated income fund shall be treated as income while held in such fund and may be added to the capital of the Trust Fund at any time prior to the expiration of the Trust Period)

8.	POWER TO APPLY CAPITAL

8.1
Subject to any prior appointment made under the power contained in Clause 6. above the Trustees may with the prior or simultaneous written consent of the Protector at any time or times during the Trust Period pay or apply the whole or any part of the Trust Fund to or for the benefit of all or such one or more of the Beneficiaries in such shares and in such manner generally as the Trustees think fit

8.2
Without limiting the power in Clause 8.1  above in exercise thereof the Trustees may with the prior or simultaneous written consent of the Protector at any time or times during the Trust Period pay or transfer any capital of the Trust Fund to the trustees of any other trust wherever established or existing under which all or any one or more of the Beneficiaries are or may be interested or capable of benefiting provided that the transferee trust cannot benefit any person or object other than one or more of the Beneficiaries and persons who can be added to the Beneficiaries pursuant to Clause 2 of this deed and provided that the Trustees consider such payment or transfer to be for the benefit of one or more of the Beneficiaries

8.3	Upon the payment or transfer of any property pursuant to Clause 8.2 above the Trustees shall not be bound to see to its further application

9.	DEFAULT TRUSTS

9.1
From and after the end of the Trust Period and subject to any exercise of the foregoing powers the Trustees shall hold the capital and the income of the Trust Fund upon trust absolutely for such of the Beneficiaries as shall then be living or in existence in such shares as the Trustees shall decide and in default of determination prior to the end of the Trust Period then equally

9.2
So much of the capital and the income of the Trust Fund as is not otherwise wholly and effectively disposed of for any reason shall be held upon trust absolutely for the Lakshmi and Usha Mittal Foundation set up by a Declaration of Trust made by IFS trustees and dated 14 July 2006 and if not in existence for such charitable purposes as the Trustees in their absolute discretion think fit

10.	MANDATORY TENDER OFFER RESTRICTIONS

10.1
This Clause shall apply only during such time as the voting stock of Grandel Limited or any vehicle taking over that company or derived from it shall be held by the Trust Fund and subject to Clause 10.6 below

10.2
Notwithstanding any provision in this deed (including without limitation and for the avoidance of doubt any provision set forth in the schedules hereto) save for Clause 10.6  hereof, no power conferred directly or indirectly by the terms and provisions of this settlement or by the exercise of Clause 6.3 hereof or by law shall be validly exercisable or exercised and no act shall be validly done and the Trustees shall use their reasonable endeavours to ensure that no omission shall be made without the prior or simultaneous written consent of the Protector by the Trustees or any person having any authority under this settlement in any manner whatsoever whereby the exercise of the power or act done or omission made would cause or result in a Mandatory Tender Offer in respect of any assets comprised in the Trust Fund

10.3
In determining whether a Mandatory Tender Offer would be caused by or result from a proposed exercise of power act or omission or in any other circumstance that would cause or result in a Mandatory Tender Offer the Trustees shall at the expense of the Trust Fund obtain legal advice from a lawyer of at least 10 years' standing practising in the law of the jurisdiction  in which the Mandatory Tender Offer may result or be caused and provided that if the Trustees seek to rely upon any exemption from the requirement to make a Mandatory Tender Offer given pursuant to applicable law or given by decision of the competent authority in determining that a Mandatory Tender Offer would not be caused by or result from a proposed exercise of power act or omission the legal advice from a lawyer of at least ten years' standing practising in such jurisdiction in which the Mandatory Tender Offer may result or be caused shall include an opinion that on the balance of probabilities (or such similar legal standard applied in the practising jurisdiction of the lawyer giving the opinion) such exemption is valid and can be relied upon by the Trustees to lawfully avoid making a Mandatory Tender Offer and such exemption is not liable to be annulled or overturned or that the period for making an appeal or taking other recourse against such exemption has expired

10.4	No Trustee or Protector shall be liable for any loss arising from any Mandatory Tender Offer where they have acted in good faith upon the advice of a lawyer received pursuant to 10.3 above

10.5
No Trustee or Protector shall be liable for any loss arising from any Mandatory Tender Offer where the Mandatory Tender Offer is caused as a result of an act done or omission made by any person over whom or in relation to which the Trustees have no power or authority or knowledge

10.6
Notwithstanding anything in this Clause 10 the Trustees shall be permitted to act in a way that triggers a Mandatory Tender Offer but only with the prior or simultaneous written consent of the Protector

11.	PRESENT BENEFICIARIES; DISREGARD OF INTEREST

The Trustees shall administer the Trust Fund only in a manner that they believe is in the best interests of the Beneficiaries. In exercising the powers conferred on them the Trustees may ignore the interests of any objects or persons who are or might become interested in this settlement and no exercise of a power shall be invalid because any insubstantial or illusory share is left unappointed or any object or person is thereby excluded

12.	TRUSTEES' DISCRETION

Subject to applicable law and save as otherwise provided all powers of the Trustees shall be exercisable at their absolute discretion

13.	ADDITIONAL POWERS AND IMMUNITIES

The Trustees shall in addition and without prejudice to all statutory powers but subject to any limitations set out herein and in particular Clause 10 hereof have the powers and immunities set out in Schedule 2

14.	LIMIT ON EXERCISE OF POWERS

Notwithstanding anything to the contrary contained in this deed no power shall be exercisable by the Trustees or the Protector in such a way as to infringe any applicable rules relating to perpetuities remoteness or the excessive accumulation of income

15.	APPOINTMENT OF TRUSTEES

15.1	If any Trustee dies ceases to exist retires is dismissed refuses to act or is incapacitated then

15.1.1
the Protector and Mrs Mittal jointly during Mrs Mittal's lifetime and capacity and the Protector thereafter or in any case where there is no person who is either a successor Protector or the Protector is unable or unwilling to act or has otherwise released his powers to appoint Trustees

15.1.2	the continuing Trustee or Trustees or if there are none

15.1.3	the Trustee or Trustees desiring to be discharged or if there are none

15.1.4
the personal representatives or liquidator or similar officer of the last surviving Trustee may by deed appoint one or more other persons (including a beneficiary) to be a trustee or trustees in place of the Trustee or Trustees so deceased ceasing to exist retiring being dismissed refusing to act or being incapacitated save that no Excluded Person may be appointed as a Trustee

15.2
The Protector or if there is no person who is a successor Protector or the Protector is unwilling to act the continuing Trustee or Trustees may at any time or times by deed appoint one or more persons to be an additional Trustee or additional Trustees

15.3
The Trustee shall notify the trustees of the settlements made on 18 June 2010 by Lakshmi Niwas Mittal and Usha Mittal (1) and HSBC Trustee (C.I.) Limited (2) and known as the Titanium Settlement the Americium Settlement the Osmium Settlement and the Chromium Settlement (together "The Economic Trusts") and the Silver Settlement ("the Silver Trust") of the Trustee's address for the purposes of receiving written notices within 28 days of any appointment of a new or additional trustee or trustees and the Trustee shall use reasonable endeavours to notify such trustees of any new Trustee's address within 28 days of the change of the said address

15.4	The Trustees shall at all times consist of at least two individuals or one body corporate carrying on trust business

15.5	Any person may be appointed to be a Trustee of this settlement wherever resident or incorporated

15.6	Any Trustee for the time being of this settlement being a body corporate shall have power to act by its proper officers

15.7	At no time shall any person acting as the Protector for the time being of this settlement be appointed as a Trustee of this settlement

16.	RETIREMENT OR REMOVAL OF TRUSTEES

16.1
Any of the Trustees may retire at any time provided he gives 60 days' signed written notice to the Protector and his co-Trustees (if any) save that this time restriction shall not apply in respect of acts or deeds necessary to vest assets comprising the Trust Fund in the continuing or new Trustees where such acts and deeds necessary for such vesting of assets shall be carried out without undue delay

16.2
The Protector and Mrs Mittal jointly during Mrs Mittal's lifetime and capacity and the Protector thereafter may (with or without cause) at any time dismiss any of the Trustees from the office of Trustee of this settlement by giving such trustee and his co-Trustees (if any) notice in writing

16.3
A retirement or dismissal shall not take effect unless and until there are at least one body corporate carrying on trust business or two individuals whether as continuing or a new Trustee or Trustees of this settlement

16.4
Notices shall be sufficiently served if sent or delivered to the last known address of an individual or the registered office of a corporation and shall have effect either immediately or after a period of days as stated in the notice save that all the persons giving the notice and properly in receipt of it may jointly agree to waive or reduce any such notice period

17.	TRUSTEES' EXONERATION

17.1	No Trustee shall be liable for any loss however arising except as a result of his own fraud wilful misconduct or gross negligence

17.2
A Trustee is entitled to be indemnified from the Trust Fund for all expenses reasonably and properly incurred in his capacity as Trustee unless they were incurred in any manner which is not expressly exonerated under the terms and provisions of this settlement or under the law of the Island of Jersey

18.	TRUSTEES' REMUNERATION

18.1
Any of the Trustees engaged in any profession or business shall be entitled to charge and be paid all reasonable and proper charges whether professional or not (such charges to be a first charge on the Trust Fund) for any business transacted work done services rendered or time spent by him or his firm in or in connection with this settlement whether or not within the usual scope of his profession or business or of a nature requiring the employment of a professional or business person and without accounting for any share of brokerage or any commission of any kind

18.2
Any of the Trustees may act as a director officer or employee of any company in which the Trust Fund may be invested or as a director officer or employee of any subsidiary of any such company and may retain for himself any fees remuneration or other benefits which he receives by virtue of his position as such director officer or employee notwithstanding that any votes or other rights attached to any such investment may have been instrumental either alone or in conjunction with other votes or rights whether or not of a similar nature or by reason of the non-exercise of any such votes or rights in procuring or maintaining for himself his position as such director officer or employee or that his qualification for such position may be constituted wholly or partly by such investment

18.3
Any body corporate carrying on trust business which is a Trustee of this settlement shall be entitled to charge fees and remuneration in accordance with its scale of charges in force at the time of its appointment with power to charge remuneration in accordance with any later scale of charges for the time being in force with the written consent of the Protector

18.4	The Trustees shall be entitled to be reimbursed all expenses reasonably incurred by them in connection with this settlement

19.	GOVERNING LAW AND PLACE OF ADMINISTRATION

19.1	Subject to Clause 19.3 below the law of the Island of Jersey shall govern the validity of this settlement and its construction effect and administration

19.2	The Trustees may move the administration of this settlement to any jurisdiction they think fit provided that this settlement is not thereby rendered invalid or unenforceable

19.3
The Trustees may at any time or times during the Trust Period declare in writing that from the date of such declaration the governing law of this settlement shall be that of any specified jurisdiction provided that no exercise of this power shall be effective unless the law of the jurisdiction specified is one under which this settlement remains irrevocable and all or substantially all of the trusts powers and provisions contained in this deed remain enforceable and capable of being exercised

19.4
Following any exercise of the power contained in Clause 19.3 above the Trustees shall by deed make such consequential alterations or additions to this deed as they consider necessary or desirable to ensure that so far as may be possible the trusts powers and provisions of this deed shall be as valid and effective as they were immediately prior to such exercise

20.	POWER TO VARY

The Trustees may at any time or times by deed during the Trust Period make any alterations or additions to the administrative provisions of this settlement which they consider to be for the benefit of all or any one or more of the Beneficiaries

21.	PROTECTOR

21.1	The first Protector shall be Mr Mittal

21.2	If the first Protector ceases to act as Protector for any reason whatsoever, a successor Protector shall be appointed in accordance with the provisions set out in the Third Schedule hereto

21.3
A Protector shall cease to be Protector upon death or becoming incapacitated or on resigning by written notice given to the Trustees or on the Trustees receiving acceptance by a new Protector of his or her appointment under a declaration pursuant to paragraphs 1, 4 or 5 of the Third Schedule hereto

21.4
The Protector may at any time or times during the Trust Period by deed revocable or irrevocable extinguish release or restrict in any manner whatever the future exercise of all or any of the powers conferred on the Protector by or pursuant to this settlement (including any power to give or withhold consent to any exercise of the powers or discretions of the Trustees) and so as to bind his successors as the Protector, save that the Protector may not exercise his powers conferred on him by this Clause 21.4 to extinguish release or restrict in any manner whatever the future exercise of all or any of the powers conferred on him by Clause 10 and sub-clauses 15.1.1 and 16.2 f this settlement

21.5	The Protector shall not be liable for any loss however arising except as a result of his own fraud or wilful misconduct

21.6
The Protector shall be entitled to charge and be paid all reasonable and proper charges whether professional or not (such charges to be a first charge on the Trust Fund) for any business transacted work done services rendered or time spent by him in or in connection with this settlement

21.7	The Protector shall be entitled to be reimbursed all expenses reasonably incurred by him in connection with this settlement

21.8
Notices shall be sufficiently served if sent or delivered to the last known address of an individual or the registered office of a corporation and shall have effect either immediately or after a period of days as stated in the notice

21.9	The Protector in exercising any powers conferred on it under this settlement shall be deemed to be acting in a non-fiduciary capacity

21.10	The Protector shall be entitled to have sufficient information supplied by the Trustees for it, him or her to be able to make a proper decision where it has any power or duty under this deed

21.11
In the event either that the Protector has released any (and in which case only in respect of those powers released) or all of his powers or there shall be no Protector for the time being then the Trustees shall be able to exercise their powers without the consent of the Protector

21.12	A Protector may be a beneficiary hereunder or may be an officer of any body corporate

22.	PRELIMINARY EXPENSES

The Trustees shall have power to pay out of the Trust Fund all expenses of whatever nature incidental to or arising from the creation of this settlement

23.	NO CONTEST

23.1	In this Clause “Hostile Proceedings” means legal proceedings in any jurisdiction which involve a challenge to:

23.1.1	the validity of any provision of this settlement or any deed supplemental to it and/or

23.1.2	the validity of any provisions of any of The Economic Trusts or the Silver Trust or any deed supplemental to any of them and/or

23.1.3	the validity of the transfer of any property to the Trustees as trustees of this Settlement by either of the Settlors or by any other person and/or

23.1.4	the validity of the transfer of any property to the trustees of any of The Economic Trusts or the Silver Trust by either of the Settlors or by any other person and/or

23.1.5	any exercise of power trust or discretion by the Trustees and/or

23.1.6	any decision of the Trustees or interpretation of any provision by the Trustees concerning any matter relating directly or indirectly to the administration of this Settlement

23.2
If a Beneficiary or any person on their behalf (including any guardian or parent of a minor or disabled beneficiary) other than Mr Mittal and Mrs Mittal initiates Hostile Proceedings then such Beneficiary shall in this deed be called “a Hostile Beneficiary”

23.3
Subject to the proviso in sub-clause 23.5 below a Hostile Beneficiary shall automatically (and without the need for further action by the Settlors Trustees or any other person) become an Excluded Person (as defined in Clauses 3 and 4) from the date that Hostile Proceedings are initiated and shall not be permitted to act as Protector nor have power to appoint a successor Protector and all other interests and powers he may have under this Settlement shall cease to exist or be exercisable

23.4
Subject to the proviso in sub-clause 23.5 below if any third party who is not a Beneficiary initiates Hostile Proceedings then he shall automatically (and without the need for further action by the Settlors Trustees or any other person) become an Excluded Person and shall cease to be a Protector (if he is a Protector) and shall not become a Protector in the future nor have any powers to appoint a successor Protector and all other interests and powers he may have or acquire in the future under this Settlement shall cease to exist or be exercisable

23.5
Subject to Clauses 23.6 and 23.7 in the event any Hostile Proceeding is proved to be justified or is successful then the Hostile Beneficiary or third party who initiated such Hostile Proceeding shall be reinstated as a Beneficiary (if they were a Beneficiary) and removed from the class of Excluded Persons. However, such person shall not in any event act or become Protector or have power to appoint a successor Protector

23.6
In the event any Hostile Proceeding is unsuccessful the burden of proving that the Hostile Proceeding was justified shall rest on the Hostile Beneficiary who brought the Hostile Proceeding, the standard of proof being to the balance of probabilities.

23.7
The determination as to whether any Hostile Proceeding was justified or not shall be made by the Protector who shall communicate his decision to the Trustees.  In the event the Protector determines that the Hostile Proceeding was justified the Trustees shall reinstate the person as a Beneficiary (if they were a Beneficiary) and remove them from the class of Excluded Persons.

23.8
For the avoidance of doubt neither Mr Mittal nor Mrs Mittal shall become an Excluded Person or be prohibited from holding office as Protector or from appointing any successor or replacement Protector or from exercising any other powers under this Settlement in the event that they or any person on their behalf institutes, commences, instigates, maintains or continues any Hostile Proceedings

23.9
Any Hostile Beneficiary or third party who has become an Excluded Person shall cease to be an Excluded Person if the Trustees provide that from a date specified in such instrument (such date not to take effect earlier than the date of execution of the said instrument) and with the consent of the Protector such person shall cease to be an Excluded Person.  Such person may then (by express further act of the Trustees and with the consent of the Protector) be reinstated as or become a potential or actual beneficiary but shall not in any event be permitted to act as Protector in the future or have any power to appoint successor Protectors

23.10
Notwithstanding the provisions of Clause 23.1 and 1.2 above any legal proceedings in any jurisdiction, the sole purposes of which allege that the Trustee or any other fiduciary under this Trust Deed has committed a breach of trust or a breach of fiduciary duty under this Trust Deed but which, save for the alleged breach of trust do not involve a challenge to any of the matters specified in Clause 23.1 hereof, shall not be Hostile Proceedings

23.11
In the event that any of the provisions contained in this Clause shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law, such provisions shall to the extent required (but not further or otherwise) be severed from this Clause without modifying the remaining provisions thereof and shall not in any way affect any other circumstances or the validity or enforcement of this Clause

23.12
The Trustees shall notify the trustees of The Economic Trusts and the Silver Trust  that the Hostile Beneficiary is an Excluded Person under this settlement within 28 days of the Trustees receiving notice that Hostile Proceedings have been initiated.  Such notification shall be in writing and shall specify the name of the Hostile Beneficiary and the date of the initiation of the Hostile Proceedings and shall be delivered to the last known address of The Economic Trusts' trustees and the Silver Trust’s Trustees as provided to the Trustees by The Economic Trusts' Trustees and the Silver Trust’s Trustees in writing

24.	IRREVOCABILITY

This settlement shall be irrevocable

IN WITNESS of which this document has been duly executed and delivered as a deed by each of the parties on the day and the year first stated above

SCHEDULE 1

THE INITIAL TRUST FUND

US $1000

SCHEDULE 2

ADDITIONAL POWERS AND IMMUNITIES

1.	POWERS OF DISPOSITION

The Trustees may with the prior or simultaneous written consent of the Protector sell or otherwise dispose of any asset or permit or cause the disposal of any asset held by corporate bodies of which voting and/or economic interests are held as part of the Trust Fund or subsidiaries of such companies with all the powers of disposition and powers ancillary thereto of a beneficial owner absolutely entitled including but without limiting the generality of the foregoing the power to grant options and give warranties or indemnities

2.	POWER OF INVESTMENT

2.1
The Trustees may invest and subject to paragraph 1 of this schedule change investments with the same unrestricted freedom in their choice of investment (including but without limiting the generality of the foregoing investment in non-income producing assets or unsecured loans with or without interest) as if they were a beneficial owner absolutely entitled

2.2	The Trustees may invest in or retain any asset including one line of stock without any obligation to diversify or considering diversifying the investment of the Trust Fund

2.3
Notwithstanding paragraphs 2.1 and 2.2 the Trustees shall not invest in assets or investments situated or resident or incorporated or listed (whether deemed or actual) in the United Kingdom without seeking professional tax advice in respect thereof as to the advantages and disadvantages of doing so from a lawyer or tax accountant of at least 10 years' standing practising in the United Kingdom

3.	RETENTION OF ASSETS

Without in any way limiting any other provision of this settlement, the Trustees may in their absolute discretion accept assets as part of the Trust Fund on the basis that they will be retained and not disposed of or on such other terms as the Trustees think fit

4.	POWER TO PROVIDE A RESIDENCE

The Trustees may purchase any immovable property of any tenure anywhere in the world or any interest therein or right in respect thereof for use or enjoyment by a Beneficiary of this settlement in accordance with the power contained in paragraph 6 below and may retain alter furnish or improve the same

5.	JOINT PROPERTY

The Trustees may acquire property jointly with any person and may blend the whole or any part of the Trust Fund with other property

6.	OCCUPATION OF PROPERTY AND ENJOYMENT OF CHATTELS

The Trustees may permit the use occupation or custody of any land or chattels by

6.1	Any person with a right to income from such land or chattels or

6.2	Any person while that person is the object of a trust or power affecting such land or chattels upon such conditions as to payment of rent taxes and other expenses and outgoings and as to insurance repair and decoration and for such period and generally upon such terms as the Trustees think fit

7.	POWER IN RELATION TO IMMOVABLE PROPERTY

The Trustees may purchase rent sell (whether by public auction or private treaty) exchange convey lease mortgage charge agree to let license and otherwise conduct the management of immovable property of any tenure anywhere in the world or any interest therein or right in respect thereof as if the Trustees were a beneficial owner absolutely entitled and in so doing may make any outlay out of income or capital and so that no mortgagee or chargee or intending mortgagee or chargee shall be concerned about the purpose of any such mortgage or charge or the circumstances or propriety of the same or the application of any monies raised

8.	POWER TO DEVELOP LAND

The Trustees may improve or develop any land building or other structure which (or any interest in which) is comprised in the Trust Fund and in particular may erect enlarge improve rebuild renew or repair any building or other structure on such land

9.	POWER TO CARRY ON A BUSINESS

9.1
The Trustees may carry on or assist in carrying on any business trade or venture in the nature of trade (whether as sole proprietor or in partnership or as directors or holders of any other office or employment in any company or through any other form of joint venture) and may act or concur in acting in all matters relating to such business trade or venture as if the Trustees were a beneficial owner absolutely entitled

9.2	The Trustees may apply or lay out in such business any capital or income that may be for the time being held on the same trusts as the business assets or their income

9.3
The Trustees may employ or concur in employing persons to manage or work in such business and may delegate as they think fit to any person whom they think fit all or any of their powers in relation to such business

10.	ARBITRATION

The Trustees may refer to arbitration or to the determination of any expert any question or matter which may include but without limiting the generality of the foregoing

10.1	The amount of the rent or other payment to be reserved by any lease tenancy agreement or licence

10.2	The covenants to be contained in any such lease tenancy agreement or licence and

10.3	All disputes between any tenant or licensee and the reversioner or licensor

11.	POWER TO PROMOTE COMPANIES

11.1	The Trustees may promote any company or other legal entity in any part of the world and may subscribe for stock or debentures

11.2
The Trustees may transfer by way of loan or otherwise to any company or other legal entity in which this settlement is interested all or any part of the capital or incomeof the Trust Fund in such manner and upon such terms as the Trustees think fit

12.	RE-ARRANGEMENT OF COMPANY CAPITAL AND WINDING UP

12.1	The Trustees may deal as they think fit with any rights they may have either as creditors of any company or in relation to the capital of any company

12.2
They may (whether as part of a corporate reconstruction or otherwise) exchange such rights for options stock shares debentures debenture stock or loan capital in that company or in any other company or underwrite or sub-underwrite or guarantee any such transaction

12.3	They may (when concurring in a winding up or liquidation of such company) accept a distribution of the company’s assets in specie

13.	COMPANY SUPERVISION

13.1
The Trustees shall have no duty to inquire into the management or conduct of any company or other corporate entity in which this settlement is interested (whether or not they have control of the company) unless they have actual notice of circumstances which call for inquiry and in particular they may (in the absence of such circumstances) leave the conduct of the business or such company or corporate entity (including its dividend policy) to its directors proxies

13.2	The Trustees may give proxies or powers of attorney with or without power of substitution for voting or acting on behalf of the Trustees as owners of any property comprised in the Trust Fund

14.	WAIVER OF DIVIDENDS

The Trustees may waive or cause to be waived the right to receive future dividends on any shares or securities comprised in the Trust Fund or in which the Trust Fund is interested

15.	POWER OF APPROPRIATION

15.1
The Trustees may appropriate any asset, or any part of any asset, comprised in the Trust Fund in or towards satisfaction of any interest or share in the Trust Fund as may in all the circumstances appear to be just and reasonable. For the above purpose the Trustees may from time to time place such value on any or all investments or other property as they think fit

15.2
Where the Trustees have appointed appropriated or allocated any part of the Trust Fund or any assets comprised within the Trust Fund to be held upon trusts distinct from any other part of the Trust Fund the Trustees may at any time or times transfer any assets comprised in or any part of the capital of any such fund to any other fund which forms part of the Trust Fund in exchange for assets which have a value equal to the open market value of the assets or part so transferred

16.	POWERS TO LEND AND GIVE GUARANTEES

16.1
The Trustees may lend any part of the Trust Fund upon such terms as to interest (if any) and otherwise as the Trustees think fit save that any loan to a person who is not a beneficiary hereunder shall be on fully commercial terms

16.2
The Trustees may guarantee the debts or obligations of any person or any business or company in which the Trust Fund is interested upon such terms as the Trustees think fit and for that purpose charge the Trust Fund as security

17.	POWER TO INSURE

The Trustees may insure any movable or immovable property

17.1	On such terms as the Trustees think fit

17.2	Paying the premiums for such insurance out of capital or income held on the same trusts as the property or its income or out of the property or its income and

17.3	Applying any money received under such policy as if it were the proceeds of the sale of the property insured

18.	POWER TO BORROW

The Trustees may borrow money upon such terms and for such purposes (including investment) and subject to such conditions as the Trustees think fit which may include without limiting the generality of the foregoing

18.1	Any terms or conditions as to repayment or interest and

18.2
Whether the loan or any part thereof should be secured and if so on what property it should be secured save that no lender shall be concerned about the purpose of any such loan to the Trustees or the circumstances or propriety of the same

19.	POWER IN RELATION TO LIFE POLICIES

The Trustees may effect and maintain insurance policies on the life or lives of any person or persons on such terms as the Trustees shall think fit and they may

19.1	Pay any premium out of the capital or the income of the Trust Fund or partly out of one and partly out of the other

19.2	Deal with any insurance policy as they think fit using it as security for borrowing surrendering or selling it or altering any of its terms whether in relation to premiums or sum assured

20.	POWER TO DELEGATE

20.1
The Trustees may at any time or times during the Trust Period by deed delegate to any person (including any Beneficiary or Beneficiaries) for any period in any manner and upon such terms as the Trustees think fit all or any of the trusts powers duties and discretions of or in relation to this settlement

20.2
The Trustees may employ and pay at the expense of the income or capital of the Trust Fund agents managers or servants and generally delegate the exercise of any of their powers and discretions as to investment and as to the management of any asset (whether conferred on them by law or by any provision of this settlement) to any other person upon such terms as to remuneration and otherwise (which may include terms authorising self-dealing or providing for limitation of liability) as the Trustees think fit

21.	POWER TO EMPLOY NOMINEES

The Trustees may permit any property to remain in or be transferred into the name of any nominee or to be deposited or left for safekeeping in the possession custody or control of any person upon such terms as to remuneration or otherwise (which may include terms authorising self-dealing or providing for limitation of liability) as the Trustees think fit

22.	POWER TO EMPLOY INVESTMENT ADVISERS

The Trustees may employ upon such terms as to remuneration and otherwise (which may include terms authorising self-dealing or providing for limitation of liability) any person or persons in any part of the world as an investment adviser for the purpose of advising them on the investment policy to be followed in the administration of the Trust Fund

23.	POWER TO TAKE COUNSEL'S OPINION

The Trustees may take the opinion of legal counsel in any part of the world concerning any matter in any way relating to this settlement or to the Trustees' powers duties and discretion of or in connection with this settlement

24.	POWER TO GIVE INDEMNITIES

The Trustees may enter into any indemnity in favour of any former Trustee or any other person in respect of any tax or taxes of any kind or other fiscal imposition or other liability in respect of the Trust Fund or otherwise in connection with this settlement and may charge or deposit all or any part of the Trust Fund as security for such indemnity in such manner in all respects as the Trustees think fit

25.	POWER TO HAVE ACCOUNTS AUDITED

The Trustees may from time to time and at such intervals as they shall think fit cause the accounts kept by themselves hereunder to be examined or audited by such person or persons as they shall designate and to pay the costs of such examination or audit out of the capital or income of the Trust Fund or partly out of one and partly out of the other

26.	RELEASE OF POWERS

The Trustees may by deed at any time or times extinguish release or restrict in any manner whatever (including so as to bind their successors as Trustees) the future exercise of any power or discretion vested in them (including this present power) notwithstanding that such power may be vested in them in a fiduciary capacity

27.	POWER TO APPORTION

The Trustee may:

27.1
Treat as income or as capital any dividends stock dividends rights interests rents issues and profits derived from any property at any time constituting the whole or any part of the Trust Fund and generally determine what part of the receipts is income and what is capital whether or not such property is wasting hazardous or unproductive or was purchased at a premium or discount and notwithstanding the time when such dividends stock dividends rights interest rents issues or profits were earned accrued declared or paid

27.2	Make such reserves out of income or capital as the Trustees deem proper for the expenses taxes and other liabilities of this settlement

27.3
Pay from income or capital or apportion between income and capital any expenses of making or changing investments and of selling exchanging or leasing including brokers' commissions and charges and generally determine what part of the expenses of this settlement shall be charged to capital and what part to income and determine as between separate funds and separate parts or shares the allocation of income gains profits losses and distributions so that any decisions of the Trustees under this paragraph whether made in writing or implied from their acts shall so far as the law may permit be conclusive and binding on the Beneficiaries and all persons actually or prospectively interested under this settlement

28.	POWER TO EFFECT COMPROMISES

The Trustees may:

28.1	Accept any property before the time at which it is transferable or payable

28.2	Pay or allow any debt or claim on any evidence which they may think sufficient

28.3	Accept any composition or any security movable or immovable for any debt or other property

28.4	Allow any time for payment of any debt

28.5
Compromise compound abandon submit to arbitration or otherwise settle any debt account claim or thing whatsoever relating to the Trust Fund or this settlement without being liable for any loss to the Trust Fund thereby occurring

29.	SELF-DEALING

29.1
A trustee of this settlement may enter into any transaction as Trustee notwithstanding that he has an interest in that transaction either personally or as trustee of another trust or as a director officer or employee of a company in which this or any such other trust is interested provided that there is at that time at least one other Trustee of this settlement who is not so interested

29.2	The Protector of this settlement may enter into any transaction as the Protector notwithstanding that he has an interest in that transaction either personally or in any other capacity whatsoever

30.	PERSONAL INTERESTS

Save as otherwise may be provided in this deed the Trustees may exercise or concur in exercising all powers and discretions given to them by this settlement or by law notwithstanding that they or any of them may have a direct or indirect or other personal interest in the mode or result of exercising any such power or discretion and such exercise of such power or discretion may confer on that Trustee a benefit provided that there is at least one other trustee who has no such personal interest

31.	POWER TO TRANSACT WITH TRUSTEES OF OTHER TRUSTS

The Trustees may in execution of any of the trusts hereof or in exercise of any of the powers hereby or by law given to them sell lend or buy any property or borrow property from or carry out any other transaction with the trustees of any other trust or the executors or administrators of any estate notwithstanding that the Trustees or any of them are or is the same person or persons as those trustees executors or administrators or any of them and where the Trustees are the same persons as those trustees executors or administrators the transaction shall be binding on all persons then or thereafter interested hereunder though effected and evidenced only by an entry in the accounts of the Trustees

32.	RECEIPTS

32.1
Pursuant to Clause 9.2 of this Trust Deed, if any charity is entitled to benefit under this settlement the receipt of the treasurer or other proper officer for the time being of such charity shall be sufficient discharge to the Trustees in respect of such entitlement

32.2
If a distribution or application is to be made under this settlement to or for the benefit of any person under the age of eighteen years then the receipt of his parent or guardian shall be sufficient discharge to the Trustees for the distribution or application and the Trustees shall not be concerned to see to the treatment or application thereof

33.	PAYMENT OF TAX

The Trustees may pay out of the income or capital of the Trust Fund any taxes of any kind or other fiscal imposition which may become payable anywhere in the world in respect of all or any part of the Trust Fund by the Trustees or any person who has transferred property to this settlement or any one or more of the Beneficiaries of this settlement whether or not they are enforceable against the Trustees provided that the Trustees consider any such payment of taxes or other fiscal imposition to be for the benefit of all or any one or more of the Beneficiaries

34.	CONFIDENTIALITY

Subject to the provisions of the law applicable to this settlement and to any order of a court of competent jurisdiction the Trustees shall not be bound to disclose to any person other than the Protector (and the Protector shall be entitled to all deeds documents accounts and other information to enable him to properly carry out his duties) for the time being any document accounts or any other materials concerning the Trust Fund any Beneficiary the deliberations of the Trustees the exercise or proposed exercise of any power or discretion or the performance or proposed performance of any duty or otherwise relating to this settlement

SCHEDULE 3

SUCCESSOR PROTECTORS

1.
Mr Mittal shall have the power to appoint an individual successor Protector during his lifetime and capacity by declaration in writing which shall take effect during his lifetime from the date or event specified therein but such date or event shall not be prior to the acceptance by the successor Protector of his or her appointment or the delivery of a copy of such declaration to the Trustees and the duration and terms of such appointment shall be specified in the written declaration of appointment

2.
If any such declaration is received by the Trustees pursuant to paragraph 1 above the appointment and its terms shall override any other previous appointment whether contained in this deed or otherwise and for the avoidance of doubt any Protector for the time being shall cease to be Protector upon the acceptance by the new Protector of his or her appointment under a declaration pursuant to paragraph 1 above unless the Protector so appointed has specified a date or event which is or occurs at a date after such acceptance

3.
If no declaration pursuant to paragraph 1 has been received by the Trustees before Mr Mittal's death or during a period in which Mr Mittal is not incapacitated Mr Mittal may appoint a successor Protector by declaration in his last will and testament and such appointment shall take effect from the acceptance by the successor Protector of his or her appointment under Mr Mittal's last will and testament.  Any appointment by declaration pursuant to paragraph 1 above shall override any appointment by will in the event of any conflict between the two

4.
During any period of incapacity of Mr Mittal if no declaration pursuant to paragraph 1 above has been received by the Trustees or the terms of such a declaration received by the Trustees do not provide for an effective appointment of a successor Protector during the said period of incapacity of Mr Mittal for any reason whatsoever the successor Protector shall be appointed by declaration in writing and delivered to the Trusteess by the person or persons named in the Fourth Schedule in the order specified therein.  The appointment of a successor Protector pursuant to this paragraph 4 shall terminate upon the acceptance by a new Protector of his or her appointment under the terms of a declaration pursuant to paragraph 1 above (whether made prior to the incapacity of Mr Mittal or when he is no longer incapacitated) or if none under the terms of the last will and testament of Mr Mittal

5.
Subject to paragraphs 1 to 4 if Mr Mittal fails to appoint a successor Protector or for any reason whatsoever there is no successor Protector for a period of 30 days, the successor Protector shall be appointed by the person or persons named in the Fourth Schedule in the order specified therein.  Such person or persons may appoint an individual successor Protector during his, her or their lifetime and capacity by declaration in writing and delivered to the Trustees or by declaration in his or her last will and testament.  Any lifetime appointment shall override any appointment by will in the event of any conflict between the two. If the relevant person with the power to appoint the successor Protector named in the Fourth Schedule fails to appoint a successor Protector within 3 months of the office of Protector becoming vacant, the power to appoint a successor Protector shall pass to the next relevant person with the power to appoint the successor Protector listed in the fourth schedule as if the previous appointor has died without exercising the power to appoint a successor Protector in his or her last will and testament

6.
If any declaration appointing a successor Protector is received by the Trustees pursuant to paragraphs 1, 4 or 5 above the appointment and its terms (if accepted by the successor Protector) shall override any other previous appointment by the same appointor whether contained in this deed or otherwise and including an appointment which has not yet come into effect and for the avoidance of doubt any Protector for the time being shall cease to be Protector upon the acceptance by the new Protector of his or her appointment under such a declaration unless the Protector so appointed has specified a date or event which is or occurs at a date after such acceptance

7.	Any person except the Trustees named in the Fourth Schedule may be appointed (including by self-appointment) to act as Protector of this settlement

8.
After the death or incapacity of both Mr Mittal and Mrs Mittal the Protector must be a child or children of Mr Mittal and Mrs Mittal or one or more of Mr Mittal and Mrs Mittal's remoter issue, so long as there exists such a child or remoter issue of Mr Mittal and Mrs Mittal who (i) has attained the age of 25 years, (ii) is not incapacitated and (iii) is willing to act as Protector

9.	Notwithstanding paragraph 8 of this schedule:

9.1
Subject to any prior appointment of a successor Protector, in the event that  Aditya Mittal is the Protector at the time of his death or incapacity, Aditya Mittal leaves a child or children living but who have not yet all satisfied the conditions under paragraph 8 above then provided she is married to Aditya Mittal at the date of his death or incapacity Aditya Mittal's wife Megha Mittal shall be the successor Protector from the date of her acceptance of her appointment as Protector under this Clause until 30 days after the date the youngest of her children (by Aditya Mittal) attains the age of 25 ("the Date")

9.2
In the event  that Megha Mittal shall be the Protector by virtue of paragraph 9.1 above Megha Mittal shall prior to the Date nominate any one of her children (by Aditya Mittal) as she shall choose to be  appointed as the Protector such appointment to take place on the Date provided the nominated child has accepted his or her appointment as Protector, or the date of acceptance by the nominated child whichever is later

9.3
In the event of Megha Mittal's death or incapacity or no person having accepted the appointment of Protector under this paragraph 9 within 3 months of the office becoming vacant, the provisions of paragraphs 1-5 of this schedule shall determine the appointment of the successor Protector

9.4	This paragraph 9 shall take precedence over paragraph 3 of the provisions of the Fourth Schedule

10.
Notwithstanding anything in this schedule, nor anything contained in a subsequent declaration, no Trustee or former Trustee shall be appointed to act as Protector of this settlement and any appointment purporting to appoint a Trustee or former Trustee of this settlement as Protector shall be null and void ab initio

11.
Notwithstanding anything in this settlement Mr Mittal shall have the power to amend the Fourth Schedule of this settlement by declaration in writing and delivered to the Trustees during Mr Mittal's lifetime and capacity

SCHEDULE 4

SUCCESSOR PROTECTOR APPOINTORS

12.	Mr Mittal during his lifetime and whilst not incapacitated, and thereafter

13.	Mrs Mittal during her lifetime and whilst not incapacitated, and thereafter

14.	The Trustees of this Settlement for the time being

Signed as a deed by
LAKSHMI NIWAS MITTAL     LAKSHMI NIWAS MITTAL
in the presence of:

Witness signature    /s/ Athene Cronshaw

Name                      Athene Cronshaw
Address                  790 Broomwood Road

      London SW11 6JN

Occupation             Accountant

Signed as a deed by
USHA MITTAL                /s/    USHA MITTAL
in the presence of:

Witness signature    /s/ Athene Cronshaw

Name                      Athene Cronshaw

Address                  790 Broomwood Road

      London SW11 6JN

Occupation             Accountant

Executed as a deed by affixing
the common seal of
HSBC TRUSTEE (C.I.) LIMITED
in the presence of:

/s/ Stephen Le Seelleur
Director
Print name  Stephen Le Seelleur

/s/ Jacquelyn Marsh
Director/Secretary
Print name   Jacquelyn Marsh